UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2024
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CACI International Inc
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-31400	54-1345888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12021 Sunset Hills Road Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (703) 841-7800
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CACI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.
Purchase Agreement

On September 10, 2024, CACI, Inc.-Federal (the “Purchaser”), a subsidiary of CACI International Inc (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Azure Summit Technology, Inc., a Delaware corporation (the “Acquired Company”) pursuant to which the Purchaser will acquire all of the issued and outstanding equity of the Acquired Company for an aggregate purchase price of $1.275 billion in cash, subject to a customary post-closing purchase price adjustment for working capital and certain other items (the “Transaction”).

The Purchase Agreement contains customary representations and warranties and covenants of the Acquired Company, the Purchaser and the Seller (as defined in the Purchase Agreement) and the obligation of the Seller to indemnify the Purchaser for a specified period of time for breaches of certain fundamental representations and warranties. The Purchase Agreement also provides the parties with certain termination rights in specified circumstances, including if the closing of the Transaction has not occurred on or prior to (i) November 24, 2024 (the “End Date”) and the failure to close is not due to a failure of the terminating party to perform its covenants or obligations under the Purchase Agreement, or (2) the two-month anniversary of the End Date. The End Date may be extended by mutual consent of the parties to May 24, 2025 in circumstances where competition and other regulatory approvals have not yet been satisfied and all of the other conditions to closing have been satisfied or waived by the party(ies) entitled to waive such conditions (other than conditions which by their terms or nature are to be satisfied at the closing but which conditions are reasonably capable of being satisfied at the closing).

The representations and warranties in the Purchase Agreement are the product of negotiation among the parties to the Purchase Agreement and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by such parties in accordance with the Purchase Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Purchase Agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the Purchase Agreement. Consequently, persons other than the parties to the Purchase Agreement may not rely upon the representations and warranties in the Purchase Agreement as characterizations of actual facts or circumstances as of the date of the Purchase Agreement or as of any other date.

The parties intend to close the Transaction after satisfaction of all conditions to closing contained in the Purchase Agreement, including the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder. The Transaction is expected to close in the second quarter of the Company’s 2025 fiscal year.

A copy of the Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

Debt Financing

The Company intends to fund the Transaction with cash on hand and borrowings under its revolving credit facility.

To provide additional financial flexibility for the Company, in connection with the execution of the Purchase Agreement, the Company entered into a commitment letter (the “Commitment Letter”), dated September 10, 2024, with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which JPMorgan committed to provide the entire principal amount of a senior secured bridge loan facility in an aggregate principal amount of up to $750.0 million, less the aggregate principal amount of gross proceeds that the Company elects to raise in a debt or equity financing transaction prior to the closing of the Transaction and as otherwise set forth in the Commitment Letter. The funding of the financing commitments of JPMorgan set forth in the Commitment Letter are subject to customary closing conditions set forth in the Commitment Letter.

Item 7.01	Regulation FD Disclosure.
On September 16, 2024, the Company issued a press release announcing entry into the Purchase Agreement and its intent to acquire all of the equity interests of the Acquired Company. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statement and Exhibits.

Exhibit Number	Description
2.1	Purchase and Sale Agreement by and among Azure Summit Technology, Inc. and CACI, Inc. - Federal dated September 10, 2024.

99.1	Press Release dated September 16, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Date: September 16, 2024	By:	s/ J. William Koegel, Jr.

J. William Koegel, Jr.
Executive Vice President, General Counsel and Secretary